                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     [X] Filed by the Registrant

     [ ] Filed by a Party other than the Registrant

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         HANGER ORTHOPEDIC GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified in its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transactions applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                         HANGER ORTHOPEDIC GROUP, INC.
                           Two Bethesda Metro Center
                                   Suite 1200
                            Bethesda, Maryland 20814

                                                                  April 30, 2002

Dear Stockholder:

     We are pleased to invite you to attend our Annual Meeting of Stockholders. This year it will be held on Thursday, May 30, 2002, at 10:00 a.m., local time, at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland. The primary business of the meeting will be to elect directors, approve the 2002 Stock Option Plan and ratify the selection of independent accountants.

     A Notice of the Annual Meeting and the Proxy Statement follow. You will also find a proxy card enclosed. We invite you to attend the meeting in person, but if this is not feasible, it is advisable for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, postage-prepaid envelope provided for your convenience.

                                          Sincerely,

                                          /s/ Ivan R. Sabel

                                          Ivan R. Sabel
                                          Chairman of the Board
                                           and Chief Executive Officer

                         HANGER ORTHOPEDIC GROUP, INC.
                           Two Bethesda Metro Center
                                   Suite 1200
                            Bethesda, Maryland 20814

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     Notice is hereby given that the Annual Meeting of Stockholders of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), will be held at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland on Thursday, May 30, 2002, at 10:00 a.m., local time, for the following purposes:

     1. to elect nine persons to serve as directors of the Company for the ensuing year;

     2. to approve the Company's 2002 Stock Option Plan and the authorization of 1,500,000 shares of the Company's Common Stock for issuance under that Plan;

     3. to ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for the Company for the current fiscal year; and

     4. to transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 16, 2002, are entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ Glenn M. Lohrmann

                                          Glenn M. Lohrmann
                                          Secretary

April 30, 2002

                             YOUR VOTE IS IMPORTANT

     PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

     MAIL THE PROXY TO US IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     THE GIVING OF THE PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU ATTEND THE MEETING.

                         HANGER ORTHOPEDIC GROUP, INC.
                           Two Bethesda Metro Center
                                   Suite 1200
                            Bethesda, Maryland 20814

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Regency Bethesda Hotel, One Bethesda Metro Center, Bethesda, Maryland at 10:00 a.m., local time, on Thursday, May 30, 2002, and any and all adjournments thereof.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.

     This Proxy Statement and the accompanying proxy are being mailed or given on or about April 30, 2002, to stockholders of record of the Company on April 16, 2002.

                               VOTING SECURITIES

     As of April 16, 2002, a total of 19,268,976 shares of common stock of the Company, par value $.01 per share ("Common Stock"), which is the only class of voting securities of the Company, were issued and outstanding. At the Annual Meeting or any adjournment thereof, all holders of record of the Common Stock as of the close of business on April 16, 2002, will be entitled to one vote for each share held upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.

     Shares of Common Stock represented by proxy at the Annual Meeting will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nine nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the approval of the Company's proposed 2002 Stock Option Plan; (3) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants for the Company for the current fiscal year; and (4) in their discretion, with respect to such other business as may properly come before the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     Nine directors are to be elected at the Company's Annual Meeting of Stockholders, each to serve for one year or until his or her successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the nine persons named below, all of whom currently are directors of the Company. The Company does not contemplate that any of the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees.

                                                                                                   BECAME
NAME                                              POSITION WITH THE COMPANY                 AGE   DIRECTOR
----                                              -------------------------                 ---   --------
Ivan R. Sabel, CPO..............................  Chairman of the Board, Chief Executive    56      1986
                                                  Officer and Director
Mitchell J. Blutt, M.D. ........................  Director                                  44      1989
Edmond E. Charrette, M.D........................  Director                                  67      1996
Thomas P. Cooper, M.D. .........................  Director                                  57      1990
Robert J. Glaser, M.D. .........................  Director                                  83      1993
Eric Green......................................  Director                                  39      2001
C. Raymond Larkin, Jr. .........................  Director                                  52      1999
Risa J. Lavizzo-Mourey, M.D., M.B.A. ...........  Director                                  47      1998
H.E. Thranhardt, CPO............................  Director                                  62      1996

     Ivan R. Sabel, CPO has been Chairman of the Board of Directors and Chief Executive Officer of Hanger since August 1995. He was President of Hanger from November 1987 through July 1, 1999, and also served in that capacity from October 14, 1999 to January 2, 2002. Mr. Sabel also served as the Chief Operating Officer of Hanger from November 1987 until August 1995. Prior to that time, Mr. Sabel had been Vice President -- Corporate Development from September 1986 to November 1987. Mr. Sabel was the founder, owner and President of Capital Orthopedics, Inc. from 1968 until that company was acquired by Hanger in 1986. Mr. Sabel is a Certified Prosthetist and Orthotist ("CPO"), clinical instructor in orthopedics at the Georgetown University Medical School in Washington, D.C., a member of the Board of Directors of the American Orthotic and Prosthetic Association ("AOPA"), a former Chairman of the National Commission for Health Certifying Agencies, a former member of the Strategic Planning Committee and a current member of the Veterans Administration Affairs Committee of AOPA and a former President of the American Board for Certification in Orthotics and Prosthetics. Mr. Sabel also serves on the Board of Directors of Mid-Atlantic Medical Services, Inc., a company engaged in the healthcare management services business, and a member of the Medical Advisory Board of DJ Orthopedics, Inc., a manufacturer of knee braces.

     Mitchell J. Blutt, M.D. has served as an Executive Partner of J.P. Morgan Partners, LLC (and its predecessor organizations), the private capital investment fund of J.P. Morgan Chase & Co. (and its predecessor corporations), since June 1991. Dr. Blutt joined J.P. Morgan Partners, LLC in July 1987 and became a General Partner in June 1988. Dr. Blutt participates in the general management of J.P. Morgan Partners, LLC, and is responsible for overseeing the Life Services and Health Care Infrastructure Group and certain other investment focus areas for the firm. In addition to being the Executive Partner of J.P. Morgan Partners, LLC, Dr. Blutt is also on the Board of the National Venture Capital Association. He is also an Adjunct Professor of Medicine at the Weil Medical College and Graduate School of Medicine of Cornell University. Prior thereto, Dr. Blutt was a Robert Wood Johnson Foundation Fellow at the University of Pennsylvania School of Medicine and the Wharton School of Business. In addition to serving on Hanger's Board of Directors, Dr. Blutt currently serves on the Boards of Directors of Fisher Scientific Corporation, La Petite Academy Corp., DJ Orthopedics, Inc., Ryko Corp. and on the Advisory Board of the Cornell Center for Complimentary and Integrative Medicine and a variety of other organizations. Dr. Blutt also serves on the Board of the Michael J. Fox Foundation for Parkinson's Research. Dr. Blutt is a member of the Board of Overseers of the University of Pennsylvania's School of Arts and Sciences, Vice Chair of the University Committee for Undergraduate Financial Aid and a member of he Executive Committee of Penn Medicine.

     Edmond E. Charrette, M.D. is the co-founder and Chairman of Health Resources Corporation (principally engaged in occupational medicine services). He also is a General Partner of Ascendant Healthcare International (an investment group with equity investments in the Latin American healthcare sector) and serves as a director and the President of Latin Healthcare Investment Management Co., LLC (a group composed of Ascendant Healthcare International and The Global Environmental Fund, which manages and directs the investment activities of the Latin Healthcare Investment Fund). Previously, he was the Executive Vice President and Chief Medical Officer of Advantage-Health Corporation (a multi-hospital rehabilitation and post-acute care system) from June 1994 to March 1996. From 1988 to May 1994, Dr. Charrette served as the Corporate Medical Director and Senior Vice President of Medical Affairs of Advantage Health Corporation.

     Thomas P. Cooper, M.D. has been the Chief Executive Officer of Senior Psychology Services Management, Inc., which provides mental health services to patients in long-term care facilities, since 1991 and serves as an Adjunct Professor at the Columbia University School of Business. From May 1989 to January 1997, Dr. Cooper served as the President and Chief Executive Officer of Mobilex U.S.A., a provider of mobile diagnostic services to long-term care facilities. Dr. Cooper was the founder of Spectrum Emergency Care, a provider of emergency physicians to hospitals, and Correctional Medical Systems, a provider of health services to correctional facilities.

     Robert J. Glaser, M.D. was the Director for Medical Science and a Trustee of the Lucille P. Markey Charitable Trust, which provided major grants in support of basic biomedical research, from 1984 to June 1997. He is a Professor of Medicine Emeritus at Stanford University, where he served as the Dean of the School of Medicine and that university's Vice President for Medical Affairs from 1965 to 1970. Dr. Glaser was a founding member of the Institute of Medicine at the National Academy of Sciences. He is a director of Maxygen, Inc., a company engaged in molecular evolution gene research and development. He was a director of Hewlett-Packard Company from 1971 to 1991, and continued to serve as a consultant to that company on health matters until 1998.

     Eric Green has been a partner of J.P. Morgan Partners, LLC (and its predecessor organizations) since 1998. Prior thereto, he was a Managing Director in the Merchant Banking Group at Paribas for eight years, where he was responsible for mezzanine and growth equity investing as well as structured investment products. Previously, Mr. Green held corporate planning and other financial positions at GE Capital Corporation and General Electric Company. He serves on the Investment Committee of Octagon Investment Partners II and is a member of the Advisory Board of Octagon Investment Partners III. Currently, he is a member of the Board of Directors of InterDent, a provider of dental practice management services.

     C. Raymond Larkin, Jr. has served as principal of 3(x)NELL, LLC, a partnership that invests in and provides consulting services to early stage medical device, bio-technology and pharmaceutical companies, since July 1998. He served as the President and Chief Executive Officer of Nellcor Puritan Bennett, Inc., a medical instrumentation company, from February 1989 to March 1998, and earlier in various management capacities for that company. Prior to joining that company in 1983, Mr. Larkin was employed in various sales management positions by Bentley Laboratories, a manufacturer of specialized monitoring and medical equipment. Mr. Larkin is a director of Arthrocare Corp. (manufactures and markets surgical instruments).

     Risa J. Lavizzo-Mourey, M.D., M.B.A. is the Senior Vice President and Director, Health Care Group, at the Robert Wood Johnson Foundation. Previously, she was the Sylvan Eisman Professor of Medicine at the University of Pennsylvania School of Medicine and served as the Director of the Institute on Aging at the University of Pennsylvania since December 1995. From February 1998 to present, Dr. Lavizzo-Mourey has served as a Member of the Institute of Medicine; from August 1996 to present, on the American Board of Internal Medicine; and from March 1995 to present, on the Board of Regents of the American College of Physicians. From March 1997 to March 1998, Dr. Lavizzo-Mourey also served as a Member of the United States Presidential Advisory Commission on Consumer Protection and Quality of Care in Healthcare. From April 1992 to April 1994, Dr. Lavizzo-Mourey further served in each of the following positions: Chairperson of the Quality of Care Working Group White House Task Force on Healthcare Reform; Deputy Administrator of the Agency on Healthcare Policy and Research of the U.S. Department of Health and Human Services; and as a Member of the Senior Executive Service of the Public Health Service of the U.S. Department of Health and Human Services. Dr. Lavizzo-Mourey also currently serves on the Boards of Directors of Beverly Enterprises (long-term and sub-acute healthcare company), Life Mark Inc. (formerly Managed Care Solutions; management services for long-term healthcare organizations) and Medicus Systems (medical information software company).

     H.E. Thranhardt, CPO is the former President and Chief Executive Officer of J.E. Hanger, Inc. of Georgia ("JEH"). He served in that capacity from January 1, 1977 to November 1, 1996, on which date JEH was acquired by Hanger. Mr. Thranhardt, who commenced his employment with JEH in 1958, has occupied leadership positions in numerous professional O&P associations, including Chairman of the Board of the Orthotics and Prosthetics National Office in 1994 and 1995, President of AOPA in 1992 and 1993, President of the American Board for Certification in Orthotics and Prosthetics in 1979 and 1980 and President of The American Academy of Orthotics and Prosthetics in 1976 and 1977.

          MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE
                  ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

     There are no family relationships between any of the nominees.

     The Board of Directors has an Audit Committee, which met four times during 2001 and presently consists of C. Raymond Larkin, Jr. (Chair), Thomas P. Cooper, M.D. and Risa J. Lavizzo-Mourey, M.D. The Audit Committee is responsible for meeting with the Company's independent accountants to review the proposed scope of the annual audit of the Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. The Board of Directors also has a Compensation Committee, which conducted six meetings during 2001. It presently consists of Robert J. Glaser, M.D. (Chair), Thomas P. Cooper, M.D. and Edmond E. Charrette, M.D., and is responsible for advising the Board on matters relating to the compensation of officers and key employees and certain of the Company's employee benefit plans. The Board of Directors also has a Nominating Committee, which conducted no meetings in 2001, consists of Risa J. Lavizzo-Mourey, M.D. (Chair), Robert J. Glaser M.D. and Thomas P. Cooper, M.D., and is responsible for advising the Board on matters relating to the identification of nominees to the Board of Directors. The Board of Directors met thirteen times during 2001. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and committee(s) on which he or she served during 2001, except Mitchell Blutt, M.D., who was unable to attend five meetings of the Board of Directors.

                        COMPENSATION AND RELATED MATTERS

     The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to the Company's Chief Executive Officer and the three other executive officers of the Company and its subsidiaries whose annual salary and bonus amounted to $100,000 or more in 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                       ------------------------------------
                                                    ANNUAL COMPENSATION                          AWARDS             PAYOUTS
                                       ---------------------------------------------   --------------------------   -------
                                                                           (E)                                        (H)
                                                 (C)        (D)       OTHER ANNUAL           (F)            (G)      LTIP
               (A)(1)                  (B)    SALARY(2)   BONUS(3)   COMPENSATION(4)   RESTRICTED STOCK   OPTIONS   PAYOUTS
     NAME AND PRINCIPAL POSITION       YEAR      ($)        ($)            ($)           AWARD(S)($)      (#)(5)      ($)
     ---------------------------       ----   ---------   --------   ---------------   ----------------   -------   -------
Ivan R. Sabel........................  2001   $495,000    $411,000            --              --          100,000      --
  Chairman, President &                2000    495,000     309,375            --              --          100,000      --
  Chief Executive Officer              1999    468,389     300,586            --              --          150,000      --
  of the Company

Richmond L. Taylor(6)................  2001   $325,000    $216,000            --              --           46,667      --
  Executive Vice President of the      2000    325,000     175,012            --              --           46,667      --
  Company and Chief Operating Officer  1999    162,500      87,506            --              --          150,000      --
  of Hanger Prosthetics & Orthotics,
  Inc. and HPO, Inc.

Ron May..............................  2001   $207,506    $ 20,000      $     --              --           15,000      --
  President and                        2000    100,000          --       104,832              --           12,500      --
  Chief Operating Officer of           1999     92,950          --       114,125              --           10,000      --
  Southern Prosthetic Supply, Inc.

Jason P. Owen........................  2001   $125,000    $ 15,900            --              --           20,000      --
  Treasurer of the Company             2000     42,708          --            --              --           25,000      --

---------------
(1) The table does not include information for the following persons: (i) Thomas Kirk, the President of the Company, whose employment commenced on January 2, 2002, and whose annual salary is $450,000, or (ii) George McHenry, the Chief Financial Officer of the Company, whose employment commenced on October 15, 2001, and whose annual salary is $275,000. See "Employment Agreements and Arrangements" below for more information on these new executive officers of the Company.

(2) With respect to 2000, the above-reported salary for Jason P. Owen sets forth his compensation since August 28, 2000, the date on which he commenced his employment with the Company. Mr. Owen's annual salary for 2000 was $125,000.

(3) With respect to 2001, the above reported bonuses were paid on March 14, 2002 for Ivan R. Sabel, Richmond L. Taylor, Ron May and Jason P. Owen and related to 2001 performance. With respect to 2000, the above reported bonuses were paid in late 2000 or early 2001 and related to 2000 performance. With respect to 1999, the above reported bonuses were paid in late 1999 or early 2000 and related to 1999 performance.

(4) Does not report the approximate cost to the Company of an automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person's annual salary and bonuses for 2000.

(5) Reports the number of shares underlying options granted during each of the respective years.

(6) Sets forth Mr. Taylor's compensation since July 1, 1999, on which date the Company acquired NovaCare Orthotics & Prosthetics, Inc. ("NovaCare O&P"), which entity has been subsequently renamed HPO, Inc.

     The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 2001 and their potential realizable value. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option.

                              OPTION GRANTS TABLE

                                                                                                     POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED ANNUAL
                                                                                                     RATES OF STOCK PRICE
                                                          INDIVIDUAL GRANTS                     APPRECIATION FOR OPTION TERM(4)
                                         ----------------------------------------------------   -------------------------------
                                                      % OF TOTAL
                                         OPTIONS    OPTIONS GRANTED    EXERCISE
                                         GRANTED     TO EMPLOYEES        PRICE     EXPIRATION
                 NAME                    (#)(1)    IN FISCAL YEAR(2)   ($/SH)(3)      DATE       0%       5%($)        10%($)
                 ----                    -------   -----------------   ---------   ----------   ----     --------     ---------
Ivan R. Sabel..........................  100,000          7.6%           $1.64      5/31/09      $0      $78,000      $188,000
Richmond L. Taylor.....................   46,667          3.6%            1.64      5/31/09       0       36,400        87,734
Ron May................................   15,000          1.1%            1.64      5/31/09       0       11,700        28,200
Jason P. Owen..........................   20,000          1.5%            1.64      5/31/09       0       15,600        37,600

---------------

(1) The stock options were granted on May 31, 2001 under the Company's 1991 Stock Option Plan. The stock options granted to Ron May and Jason P. Owen become exercisable cumulatively as to 33.3%, 66.7%, and 100% of such stock options after the first, second and third anniversaries, respectively, after the date of grant. The stock options granted to Ivan R. Sabel and Richmond
    L. Taylor and become exercisable cumulatively as to 25%, 50%, 75%, and 100% of such stock options after the first, second, third and fourth anniversaries, respectively, after the date of grant.

(2) Based on options for a total of 1,313,297 shares granted to all employees in 2001.

(3) The exercise price is equal to the fair market value on the date of grant of the option.

(4) The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of eight years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of the Common Stock, overall stock market conditions, and the optionee's continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

     The following Aggregate Option Exercises and Fiscal Year-End Option Value Table sets forth, for each of the named executive officers, information regarding (i) the number of shares acquired during 2001 upon the exercise of options and the value realized in connection therewith, and (ii) the number and value of unexercised options held at December 31, 2001.

                     AGGREGATE OPTION EXERCISES AND FISCAL
                          YEAR-END OPTION VALUE TABLE

                          (B)
                       NUMBER OF                                  (D)                          (E)
                        SHARES                           NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                       ACQUIRED                          OPTIONS AT FY-END(#)       MONEY OPTIONS AT FY-END($)
         (A)              ON              (C)          -------------------------   ----------------------------
        NAME           EXERCISE    VALUE REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(5)
        ----           ---------   -----------------   -------------------------   ----------------------------
Ivan R. Sabel........    --              $--              333,750/275,000(1)             $76,250/$539,125
Richmond L. Taylor...    --              --                86,667/156,667(2)             $16,042/$251,593
Ron May..............    --              --                25,668/ 26,666(3)             $ 5,730/$ 76,858
Jason P. Owen........    --              --                 6,250/ 38,750(4)             $15,625/$134,075

---------------

(1) The above-reported options entitle Mr. Sabel to purchase from the Company
    (i) 16,750 shares at a price of $3.50 per share through February 21, 2006 under an option granted on February 21, 1996; (ii) 33,500 shares at a price of $6.125 per share through November 1, 2006 under an option granted on November 1, 1996; (iii) 33,500 shares at a price of $6.125 per share through March 14, 2007 under an option granted on March 14, 1997; (iv) 37,500 shares at a price of $13.25 per share through September 19, 2007 under an option granted on September 19, 1997; (v) 37,500 shares at a price of $11.3125 per share through December 17, 2007 under an option granted on December 17, 1997;

    (vi) 100,000 shares at a price of $22.3125 per share through December 15, 2008 under an option granted on December 15, 1998; (vii) 150,000 shares at a price of $14.75 per share through April 29, 2009 under an option granted on April 29, 1999; (viii) 100,000 shares at a price of $4.625 per share through February 4, 2008 under an option granted on February 4, 2000; and (ix) 100,000 shares at a price of $1.64 per share through May 31, 2009 under an option granted on May 31, 2001.

(2) The above-reported options entitle Mr. Taylor to purchase from the Company
    (i) 150,000 shares at a price of $14.1875 per share through July 1, 2007 under an option granted on July 1, 1999; (ii) 46,667 shares at a price of $4.625 per share through February 4, 2008 under an option granted on February 4, 2000; and (iii) 46,667 shares at a price of $1.64 per share through May 31, 2009 under an option granted on May 31, 2001.

(3) The above-reported options entitle Mr. May to purchase from the Company (i) 9,834 shares at a price of $6.125 per share through November 1, 2006 under an option granted on November 1, 1996; (ii) 5,000 shares at a price of $11.313 per share through December 17, 2005 under an option granted on December 17, 1997; (iii) 10,000 shares at a price of $16.50 per share through May 14, 2007 under an option granted on May 14, 1999; (iv) 12,500 shares at a price of $4.625 per share through February 4, 2008 under an option granted on February 4, 2000; and (v) 15,000 shares at a price of $1.64 per share through May 31, 2009 under an option granted on May 31, 2001.

(4) The above-reported options entitle Mr. Owen to purchase from the Company (i) 25,000 shares at a price of $3.50 per share through August 28, 2008 under an option granted on August 20, 2000; (ii) 20,000 shares at a price of $1.64 per share through May 31, 2009 under an option granted on May 31, 2001.

(5) Market value of underlying shares at December 31, 2001, minus the exercise price.

     No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 2001.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     The employment and non-compete agreement, dated as of April 29, 1999, between Hanger and Ivan R. Sabel, Chairman and Chief Executive Officer, provides for the continuation of his employment in those positions for a period of five years, through April 29, 2004, on which date a new agreement will be entered into or the current agreement will automatically renew each year for successive one-year periods unless either party notifies the other to the contrary. Pursuant to that agreement, Mr. Sabel's annual base compensation is $495,000, subject to increases approved by the Compensation Committee, plus performance related bonuses. Mr. Sabel was entitled to receive annual bonuses of 75% to 150% of his base salary with a guarantee of no less than 62.5% for the first six months ended October 29, 1999 pro-rated and for the next 12 months ended October 29, 2000. The Company granted Mr. Sabel an option to purchase 150,000 shares of Common Stock upon commencement of the agreement at an exercise price of $14.75 per share. On January 12, 2001, Mr. Sabel was paid an annual bonus of $309,375, which amounted to 62.5% of his base salary, based on 2000 performance. On March 14, 2002, Mr. Sabel was paid an annual bonus of $411,000, which amounted to 83% of his base salary, based on 2001 performance. Bonuses for 2002 and future years are not contractually assured and, if made, will be performance-based. Mr. Sabel was granted options to purchase 100,000 shares of Common Stock on each of February 4, 2000 and May 31, 2001, at exercise prices per share of $4.63 and $1.64, respectively, which were the closing sale prices of the Company's Common Stock on the dates of grant of the options. Mr. Sabel is also eligible to be granted an option to purchase 100,000 shares of Common Stock on the third anniversary of his employment agreement in the event the Company achieves certain targeted results of operations, with the exercise price of such stock option to be equal to the then current market price of the Common Stock on the date of grant. All such stock options are exercisable at the rate of 25% of the shares underlying each option per year, beginning at the end of the first year following the date of grant of each option. The determinations relating to Mr. Sabel's salary and bonus and option arrangements in the employment agreement entered into on April 29, 1999, were largely in recognition of the fact that the Company had earlier entered into an agreement to acquire NovaCare O&P, which acquisition was consummated on July 1, 1999, and as a result of which the Company became the leading provider of O&P services in the United States, more than doubling the number of its patient care centers and certified O&P practitioners. Such acquisition significantly expanded Mr. Sabel's executive responsibilities.

     Mr. Sabel's employment agreement also contains non-compete provisions which provide that upon the termination of his employment either voluntarily or for cause (as defined in the agreement), Mr. Sabel will not be able to engage in any business that is competitive with the Company anywhere in the continental United States and will be unable to solicit any of our employees or customers for a period of 24 months from the date of termination. Mr. Sabel's employment agreement also contains severance provisions which provide that upon the termination of his employment without cause (as defined in the agreement) or upon his death or disability, Mr. Sabel or his estate will receive severance compensation for a period of 24 months at a rate equal to his base salary (minus any disability payments, if applicable). Mr. Sabel or his estate will receive an additional 24 months of bonus payments if his termination is by reason of his death or disability, and, if the Company terminates his employment without cause, Mr. Sabel will receive one-half of his bonus for a period of 24 months, provided that such bonus payment is not less than 50% of his targeted bonus for the calendar year immediately preceding such event of termination. Mr. Sabel's employment agreement further provides that if his employment is terminated within two years after a change in control (as defined in the agreement) of the Company and the occurrence of a material diminution of his responsibilities, a reduction of his compensation or benefits, a relocation of his principal site of employment more than 25 miles from his then current location, or any material breach of his employment agreement by the Company, then within 30 days after the occurrence of any such triggering events Mr. Sabel may resign and receive a continuation of his benefits for a period of 18 months and severance compensation equal to 18 months of base pay then in effect and 150% of the bonus awarded to him for the calendar year immediately preceding such resignation, payable at his option either ratably over such 18-month period or in a lump sum payable within 90 days of his resignation. All stock options granted to Mr. Sabel will immediately vest and become exercisable within one year from the date of his termination by reason of his death or disability, our termination of him without cause or following a change of control.

     The employment and non-compete agreement between Hanger and Thomas F. Kirk, President and Chief Operating Officer, dated January 2, 2002, provides for the continuation of his employment in those positions for a period of five years, through January 2, 2007. Thereafter, the agreement is automatically renewed for successive one-year terms until terminated by either party. Pursuant to his agreement, Mr. Kirk's annual base compensation is $450,000, subject to increases approved by the Compensation Committee, plus performance related bonuses. Mr. Kirk was granted an option to purchase 350,000 shares of Common Stock at an exercise price of $6.02 per share, which was the closing sale price of the Company's Common Stock on the date of grant of the option. Mr. Kirk will also be granted options to purchase an additional 100,000 shares of Common Stock on each of January 1, 2003, 2004 and 2005, at an exercise price equal to at least the then-current market price on the date of grant. All such stock options are exercisable at the rate of 25% of the shares underlying each option per year, beginning at the end of the first year following the date of grant of each option. The severance provisions of Mr. Kirk's agreement are similar to those contained in Mr. Sabel's agreement, with the additional provision that if Mr. Kirk terminates his employment upon 60 days' prior notice, all of his outstanding options will vest immediately and become exercisable for a period of one year.

     Mr. Kirk's agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, Mr. Kirk will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and will be unable to solicit any of our employees or customers for a period of 24 months after the date of termination.

     George E. McHenry entered into a five-year employment and non-compete agreement with Hanger, effective as of October 15, 2001, which provides that Mr. McHenry will serve as the Company's Chief Financial Officer. Mr. McHenry's annual base compensation is $275,000, plus performance related bonuses. Mr. McHenry received an option to purchase 75,000 shares of Common Stock for an exercise price of $5.50 per share, which was the closing sale price of the Common Stock on October 12, 2001, the last business day immediately preceding the commencement of Mr. McHenry's employment. Mr. McHenry also will be entitled to receive an option to purchase an additional 75,000 shares of Common Stock on October 15, 2003, at an exercise price equal to at least the then current market price of the Common Stock on the date of grant.

All such stock options will become exercisable at the rate of 25% of the shares underlying each option per year, beginning at the end of the first year following the date of grant of each option. In the event of the termination of Mr. McHenry's employment due to his death or disability, termination by the Company without cause or a change in control of the Company, then all of the options granted to Mr. McHenry as of that time will become fully vested and exercisable for a one-year period. Mr. McHenry also will be entitled to receive the following additional benefits: (i) in the event of his death prior to October 15, 2002, his estate will receive 12 monthly payments equal to his monthly base salary amount; (ii) in the event of his death from and after October 15, 2002, his estate will receive 18 monthly payments equal to his monthly base salary amount; (iii) in the event of his disability prior to October 15, 2002, he will receive on a monthly basis for a period of 12 months the difference between his monthly base salary amount at that time and his monthly disability payments; (iv) in the event of his disability from and after October 15, 2002, he will receive on a monthly basis for a period of 18 months the difference between his monthly base salary amount at that time and his monthly disability payments; (v) in the event of the termination of his employment by us without cause prior to October 15, 2002, he will receive 12 monthly payments equal to his monthly base salary amount, although he may elect to receive the full amount thereof within 90 days of his termination of employment; (vi) in the event of the termination of his employment by us without cause from and after October 15, 2002, he will receive 18 monthly payments equal to his monthly base salary amount, although he may elect to receive the full amount thereof within 90 days of his election; and (vii) if we experience a change in control and certain triggering events (as defined in his employment agreement) occur within a two-year period thereafter, he will receive 12 monthly payments equal to his monthly base salary amount, although he may elect to receive the full amount thereof within 90 days of his termination of employment.

     Mr. McHenry's agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, he will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and he will be unable to solicit any of the Company's employees or customers for a period of 12 months if his termination occurs prior to October 15, 2002, and for a period of 18 months if his termination occurs at any time on or after October 15, 2002.

     Richmond L. Taylor entered into a five-year employment agreement with Hanger that became effective upon the Company's acquisition of NovaCare O&P on July 1, 1999, with Mr. Taylor serving as an Executive Vice President and the Chief Operating Officer of the Company's patient-care subsidiaries. Mr. Taylor's annual base compensation is $325,000. On January 12, 2001, Mr. Taylor was paid an annual bonus of $175,012, which amounted to 53.8% of his base salary, based on 2000 performance. On March 14, 2002, Mr. Taylor was paid an annual bonus of $216,000, which amounted to 66.5% of his base salary, based on 2001 performance. Mr. Taylor was granted an option to purchase 150,000 shares of Common Stock upon commencement of the agreement at an exercise price equal to the closing sale price of the Common Stock on the closing date of the NovaCare O&P acquisition. Mr. Taylor was also granted options to purchase 46,667 shares of Common Stock on each of February 4, 2000 and May 31, 2001 at exercise prices per share of $4.625 and 1.64, respectively, which were the closing sale prices of the Common Stock on the dates of grant of the options. Mr. Taylor will be granted an option to purchase 46,666 shares of Common Stock on the third anniversary of his employment agreement in the event the Company achieves certain targeted results of operations, with the exercise price of such stock option to be equal to the then current market price of the Common Stock on the date of grant. All such stock options will become exercisable at the rate of 25% of the shares underlying each option per year, beginning at the end of the first year following the date of grant of each option.

     Mr. Taylor's agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, Mr. Taylor will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and will be unable to solicit any of our employees or customers for a period of 18 months after the date of termination. The severance provisions in Mr. Taylor's agreement are the same as those contained in Mr. Sabel's employment agreement, except that Mr. Taylor will receive salary and bonus payments for 18 months rather than 24 months.

     Ron May entered into an annually renewing employment agreement with the Company dated as of November 1, 1996. Mr. May's annual base compensation is currently $213,109. On March 14, 2002, Mr. May was paid an annual bonus of $20,000, which amounted to 9.4% of his base salary, based on 2001 performance. Bonuses for 2002 and future years are not contractually assured and, if made, will be performance-based. Mr. May was granted an option on May 31, 2001, to purchase 15,000 shares of Common Stock at an exercise price of $1.64 per share, with such option becoming exercisable at the rate of 33 1/3% of the shares underlying such option per year, beginning at the end of the first year following the date of grant of such option. Mr. May will be entitled to receive additional awards of stock options and cash bonuses from the Company based upon the year-end financial performance of the Company and as determined in the reasonable discretion of the Company's Board of Directors and its Compensation Committee.

     Mr. May's agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, Mr. May will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and will be unable to solicit any of our employees or customers for a period of 36 months after the date of termination.

     Jason P. Owen entered into an annually renewing employment agreement with the Company dated as of August 28, 2000. Mr. Owen's annual base compensation is currently $125,000. On March 14, 2002, Mr. Owen was paid an annual bonus of $15,900, which amounted to 13% of his base salary, based on 2001 performance. Bonuses for 2002 and future years are not contractually assured and, if made, will be performance-based. Mr. Owen was granted an option on May 31, 2001, to purchase 20,000 shares of Common Stock at an exercise price of $1.64 per share, with such option becoming exercisable at the rate of 33 1/3% of the shares underlying such option per year, beginning at the end of the first year following the date of grant of such option. Mr. Owen will be entitled to receive additional awards of stock options and cash bonuses from the Company based upon the year-end financial performance of the Company and as determined in the reasonable discretion of the Company's Board of Directors and its Compensation Committee.

     Mr. Owen's agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, Mr. Owen will be unable to engage in any business that is competitive with the Company anywhere within a 50-mile radius of any Company facility at which Mr. Owen performed services for the Company and will be unable to solicit any of our employees or customers for a period of 24 months after the date of termination. The severance provision in Mr. Owen's agreement provides that in the event Mr. Owen's employment is terminated, he will receive severance payments for a period of 12 months at a rate equal to his then current base salary amount.

COMPENSATION COMMITTEE REPORT

     The following description of the Company's executive compensation practices and policies is presented on behalf of the Compensation Committee of the Company's Board of Directors (the "Committee"). The fundamental philosophy of the Company's executive compensation program is to offer competitive compensation reflecting both individual and Company performance.

     The components of executive compensation consist of annual salaries, short-term compensation incentives or bonuses and stock option grants as a long-range incentive. The Committee seeks to reasonably compensate executives in amounts that fairly reward the executive officers for their performance as reflected by corporate accomplishments and create adequate incentives for their continued contributions to the Company's success.

     Pursuant to his five-year employment agreement entered into with the Company on April 29, 1999, Ivan R. Sabel, Chairman of the Board, President and Chief Executive Officer, receives an annual base salary of $495,000. Under the agreement, Mr. Sabel is entitled to receive an annual bonus of 75% to 150% of his base salary each year, with a guarantee of no less than 62.5% for the first six months ended October 29, 1999, and for the next twelve months ended October 29, 2000. On January 12, 2001, Mr. Sabel was paid an annual bonus of $309,375, which amounted to 62.5% of his base salary, based on 2000 performance. On March 14, 2002, Mr. Sabel was paid an annual bonus of $411,000, which amounted to 83.0% of his base salary, based on 2001 performance. Bonuses for 2002 and future years are not contractually assured and, if made, will be performance-based. The agreement also provided that Mr. Sabel be granted options to purchase 100,000 shares of Common Stock on each of the first, second and third anniversaries of the employment agreement in the event the Company achieves certain targeted results of operations. Accordingly, Mr. Sabel was granted options to purchase 100,000 shares of Common Stock on each of February 4, 2000 and May 31, 2001 at exercise prices per share of $4.625 and $1.64, respectively, which was the market value of the Common Stock on the dates of grant. The determinations relating to Mr. Sabel's salary and bonus and option arrangements in the employment agreement entered into on April 29, 1999, were largely in recognition of the fact that the Company had earlier entered into an agreement to acquire NovaCare O&P, which acquisition was consummated on July 1, 1999 and as a result of which the Company became the leading provider of O&P services in the United States, more than doubling the number of its patient care centers and certified O&P practitioners. Such acquisition significantly expanded Mr. Sabel's executive responsibilities. The bonus paid to Mr. Sabel for 2001 performance reflected improvements in the Company's operating performance, including: (i) annual net sales of $508.1 million in 2001, an increase of $22.0, or 4.5%, over the prior year; (ii) an increase in gross profit of $32.5 million to $267.2 million, or 52.6% of net sales in 2001, as compared to $234.7 million and 48.3% for the prior year; (iii) EBITDA of $84.2 million in 2001, an increase of $26.9 million over the prior year; (iv) a reduction in the Company's pre-tax loss from $15.5 million to $8.0 million and overall net loss from $14.0 million to $8.9 million as compared to the prior year; and (v) the successful implementation of a restructuring plan and, along with Jay Alix & Associates, the Company's performance improvement plan.

     The Company's five-year employment agreement, dated July 1, 1999, with Richmond L. Taylor, Executive Vice President of the Company and Chief Operating Officer of the Company's patient-care services subsidiaries, provides for an annual salary of $325,000 and annual bonuses of 60% to 125% of his base salary with a guarantee of not less than 53.85% for the first six months ended January 1, 2000 pro rated and for the next twelve months ended January 1, 2001, depending upon the Company's growth in revenues and pre-tax earnings. On January 12, 2001, Mr. Taylor was paid an annual bonus of $175,012, which amounted to 53.85% of his base salary, based on 2000 performance. On March 14, 2002, Mr. Taylor was paid an annual bonus of $216,000, which amounted to 66.46% of his base salary, based on 2001 performance. Bonuses for 2002 and future years are not contractually assured and, if made, will be performance-based. Mr. Taylor was granted options to purchase 46,667 shares of Common Stock on each of February 4, 2000 and may 31, 2001 at exercise prices per share of $4.625 and $1.64, respectively, which was the closing sale prices of the Common Stock on the dates of grant of the options.

     Section 162(m) of the Internal Revenue Code provides that publicly-held companies may not deduct in any taxable year compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated executive officers of the company which is not "performance-based" as defined in that section. Stock options granted under the Company's 1991 Stock Option Plan with an exercise price at base equal to the fair market value of the Company's Common Stock on the date of grant qualify as "performance-based compensation." Compensation currently paid by the Company which is not "performance-based" is significantly less than the amount of the deduction limit and such compensation therefore qualifies for deductibility under Section 162(m).

                                          Compensation Committee of the
                                          Board of Directors:

                                          Robert J. Glaser, M.D., Chairman
                                          Edmond E. Charrette, M.D.
                                          Thomas P. Cooper, M.D.

STOCK OPTIONS

     1991 STOCK OPTION PLAN. The Company's 1991 Stock Option Plan (the "1991 Plan"), which expired on September 26, 2001, provided for the grant of both "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as nonqualified stock options. The 1991 Plan was administered by the Committee and provided for the grant of options to officers and key employees of Hanger to purchase up to an aggregate of 8,000,000 shares of Common Stock at not less than 100% of fair market value on the date granted. As of the expiration of the 1991 Plan on September 26, 2001, a total of 2,891,237 shares that had been reserved to underlie options to be granted thereunder remained available for such purpose and such reservation was cancelled as of the expiration of the 1991 Plan. As of

April 16, 2002, incentive stock options and nonqualified stock options granted under the 1991 Plan to purchase a total of 3,415,292 shares of Common Stock under the 1991 Plan, at prices ranging from $1.64 to $22.50 per share, were outstanding and held by a total of 781 persons. Of such options, options relating to 1,511,728 shares of Common Stock were exercisable as of that date.

     1993 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. Under the Company's 1993 Non-Employee Directors' Stock Option Plan (the "1993 Plan"), directors of the Company who are not employed by the Company or any affiliate of the Company are eligible to receive options under the 1993 Plan. A total of 250,000 shares of Common Stock were reserved for possible issuance upon the exercise of options under the 1993 Plan. On June 5, 2001, an option for 5,000 shares was granted to each of the six eligible directors, for a total of 30,000 shares, at an exercise price of $1.65 per share (which was equal to the closing sale price of the shares on the New York Stock Exchange on the date of grant). Under the 1993 Plan, an option to purchase 5,000 shares is granted automatically on an annual basis to each eligible director on the third business day following the date of each Annual Meeting of Stockholders at which the eligible director is elected. The exercise price of each option is equal to 100% of the closing sale price of the shares as reported by the New York Stock Exchange on the date the option is granted. Each option will becomes exercisable in four equal annual installments, commencing on the first anniversary of the date of grant. As of April 16, 2002, options for a total of 217,500 shares were outstanding under the 1993 Plan, of which options for 136,250 shares were exercisable as of that date.

     NONQUALIFIED STOCK OPTIONS. Hanger has granted nonqualified stock options other than pursuant to the 1991 Plan and the 1993 Plan to certain officers and other persons or entities which permit such persons or entities to acquire shares of Common Stock generally at not less than 100% of fair market value on the date granted. As of April 16, 2002, nonqualified stock options granted other than pursuant to the 1991 Plan and the 1993 Plan to purchase a total of 1,708,436 shares of Common Stock, at prices ranging from $1.40 to $11.05 per share, were outstanding and held by a total of six optionees, of which no options were exercisable as of that date. Such outstanding nonqualified options included options to purchase (i) 1,208,436 shares at an exercise price of $1.40 per share, exercisable in full on June 11, 2002 and thereafter exercisable at any time prior to December 12, 2006, as held by Jay Alix & Associates; (ii) 350,000 shares at an exercise price of $6.02 per share, vesting 25% per year from and after January 2, 2003 and thereafter exercisable at any time prior to January 2, 2012, as held by Thomas F. Kirk; and (iii) 75,000 shares at an exercise price of $5.50 per share, vesting 25% per year from and after October 12, 2002 and thereafter exercisable at any time prior to October 12, 2011, as held by George E. McHenry.

DIRECTORS' FEES

     Directors who are not officers or employees of the Company receive an annual fee of $7,500 plus $1,000 for each meeting attended. In addition, directors serving on committees of the Board receive a fee of $1,000 per committee meeting attended.

WARRANTS

     On November 1, 1996, in connection with the Company's acquisition of JEH, the Company entered into a Senior Subordinated Note Purchase Agreement with Chase Venture Capital Associates, L.P. ("CVCA") providing for the issuance of a Senior Subordinated Note (the "Senior Subordinated Note") in the principal amount of $4.0 million and detachable warrants to purchase 800,000 shares of Common Stock. The fair market value of the Common Stock on the date of grant of the warrants was $6.125 per share. The Company used the net proceeds of its public offering of Common Stock in July 1997 to repay the Senior Subordinated Note, as a result of which the warrants were amended to reduce the number of underlying shares to 360,001 shares of Common Stock. These detachable warrants, which are exercisable on or before November 1, 2004, have an exercise price of $4.01 as to 209,183 shares and an exercise price of $6.38 as to 150,818 shares.

7% REDEEMABLE PREFERRED STOCK

     On July 1, 1999, CVCA transferred all of its Common Stock and warrants to purchase shares of Common Stock of the Company to CVCA's affiliate, Chase Equity Associates, L.P. ("CEA"). Also on July 1, 1999, the Company issued a total of 60,000 shares of 7% Redeemable Preferred Stock (the

"Redeemable Preferred Stock") for $1,000 a share, or a total purchase price of $60 million, of which 50,000 shares were sold for $50 million to CEA. The Redeemable Preferred Stock is convertible, at the holder's option, into shares of non-voting Common Stock of the Company (which under certain circumstances may be subsequently converted into voting Common Stock) at a conversion price of $16.50 per share, subject to adjustment. The Company is entitled to require that the shares be converted into non-voting Common Stock on and after July 2, 2000, if the average closing price of the Company's Common Stock for 20 consecutive trading days is equal to or greater than 175% of the conversion price. The Redeemable Preferred Stock will be mandatorily redeemable on July 1, 2010 at a redemption price equal to the liquidation preference plus all accrued and unpaid dividends. In the event of a change in control of the Company, it will offer to redeem all the outstanding shares of Redeemable Preferred Stock at a redemption price equal to 101% of the sum of the per share liquidation preference thereof plus all accrued and unpaid dividends through the date of payment. The Company will be obligated to offer to repurchase the outstanding Redeemable Preferred Stock in the event of certain mergers. The Redeemable Preferred Stock was issued by the Company in connection with its acquisition of NovaCare O&P on July 1, 1999. The name of CEA was recently changed to JP Morgan Capital LLC.

               PROPOSAL TWO -- APPROVAL OF 2002 STOCK OPTION PLAN

     On January 28, 2002, the Board of Directors of the Company approved the Company's 2002 Stock Option Plan (the "2002 Plan") to replace the Company's expired 1991 Stock Option Plan (the "1991 Plan"). The 2002 Plan provides for (i) the granting of both incentive stock options ("ISOs") under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options ("NQSOs") which do not qualify as incentive stock options under Section 422A of the Code, and (ii) the authorization of a total of 1,500,000 shares of Common Stock for issuance under the 2002 Plan. (ISOs and NQSOs previously granted under the 1991 Plan and ISOs and NQSOs to be granted under the 2002 Plan are collectively referred to hereinafter as "Options.")

     At the time of the expiration of the 1991 Plan on September 26, 2001, an aggregate total of 8,000,000 shares of Common Stock had been previously approved by the Company's stockholders to underlie Options to be granted under the 1991 Plan, of which Options to purchase a total of 937,061 shares of Common Stock had been exercised, Options to purchase a total of 4,171,702 shares of Common Stock were then outstanding and a total of 2,891,237 shares of Common Stock remained available and ungranted, the reservation of which were cancelled.

     Approval of the 2002 Plan by the holders of a majority of the Company's outstanding shares of Common Stock present or represented at the Annual Meeting is required for the adoption of the 2002 Plan. The following description of the material provisions of the 2002 Plan is qualified by reference to the full provisions of the 2002 Plan, a copy of which is set forth as Exhibit A to this Proxy Statement. Unless the following description states otherwise, the terms of the 2002 Plan are substantially similar to the terms of the 1991 Plan.

ADMINISTRATION

     The 2002 Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company consisting of three directors appointed by the Board. The members of the Committee, who presently are Robert J. Glaser, M.D. (Chair), Thomas P. Cooper, M.D. and Edmond E. Charrette, M.D., are not eligible to receive Options under the 2002 Plan. The Committee has the authority to determine the employees to whom Options are granted and, subject to the provisions of the 2002 Plan, the terms of the Options granted and whether such Options are ISOs or NQSOs.

PURPOSE

     The purpose of the 2002 Plan is to attract, retain and motivate officers and key employees of the Company and its subsidiaries and to provide a means by which such persons may be given an opportunity to acquire a proprietary interest in the Company through the ownership of Common Stock.

ELIGIBLE EMPLOYEES

     The 2002 Plan provides for the granting of Options to all key employees selected by the Committee. No decision has been made by the Committee as to when, to whom or in what amounts Options will be granted under the 2002 Plan.

NUMBER OF AUTHORIZED SHARES

     A total of 1,500,000 shares of Common Stock have been authorized by the Company's Board of Directors for possible issuance under the 2002 Plan. No Options have been granted under the 2002 Plan. Shares of Common Stock subject to Options that lapse or are cancelled will become available for issuance pursuant to other Options granted under the 2002 Plan.

NATURE OF OPTIONS

     The 2002 Plan provides for the issuance of ISOs and NQSOs. As discussed below under "Federal Income Tax Consequences," the Company would be able to recognize certain deductions in connection with NQSOs that may not be recognized in the case of ISOs.

OPTION EXERCISE AND PAYMENT

     The amount (valued at the time of grant) of an ISO that vests in any one calendar year may not exceed $100,000. Furthermore, no ISO may be granted under the 2002 Plan to any person who, at the time of the grant, owns capital stock of the Company possessing more than 10% of the total combined voting power of the Company, unless the exercise price of the ISO is at least 110% of the fair market value on the date of grant of the shares of Common Stock subject to the ISO, and the term of the ISO does not exceed five years from the date of grant.

     The exercise price of ISOs as well as NQSOs under the 2002 Plan may not be less than the fair market value of the Common Stock on the date of the Option grant. In some cases, as discussed above, the exercise price of ISOs may not be less than 110% of the fair market value of the Common Stock on the date of grant. "Fair market value" is defined under the 2002 Plan generally to mean the reported last sale price of the Common Stock on a particular date as reported by the New York Stock Exchange (or such other national securities exchange or inter-dealer quotation system on or in which the shares of Common Stock are listed or included in the future).

     The exercise price of Options granted under the 2002 Plan may be paid for
(i) in cash, (ii) in shares of Common Stock already owned by the optionee and valued at their fair market value on the date of exercise of the Option, or
(iii) by a combination of (i) and (ii) above, in the manner provided in the Option agreement entered into in connection with each Option. No Option granted under the 2002 Plan may be exercised after the expiration of 10 years from the date it was granted.

     Subject to the above limitations, provisions relating to the time or times at which an Option may be exercisable will be included in the Option agreement entered into by the Company and an optionee upon the granting of an Option. Options granted under the 2002 Plan will be non-transferable by the optionee otherwise than by will or the laws of descent and distribution and will be exercisable during the optionee's lifetime only by him or her.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any such change in capitalization of the Company results from a stock split or payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock effected without the receipt of consideration, appropriate adjustments will be made in the exercise price of and number of shares subject to all outstanding Options. In the event of a proposed dissolution or liquidation of the Company, each Option will terminate unless otherwise provided by the Board of Directors. In the event of a proposed sale of substantially all of the assets of the Company, or the merger of the Company with or into another corporation, outstanding Options will be assumed or equivalent options will be substituted unless the Board of

Directors makes the Options fully exercisable prior to the merger. If the Board makes an Option terminate upon a merger or sale of assets, the Board will notify the optionee that the Option will be fully exercisable for a period of 30 days from the date of such notice and the Option will terminate upon the expiration of such period.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors may amend the 2002 Plan at any time or from time to time or may terminate it without the approval of stockholders; provided, however, that the approval of the holders of a majority of the outstanding shares of the Company entitled to vote is required for any amendment which would
(i) materially increase the benefits accruing to participants under the 2002 Plan, (ii) materially increase the number of shares of Common Stock which may be issued under the 2002 Plan, or (iii) materially modify the requirements as to eligibility for participation in the 2002 Plan. No such action by the Board of Directors or shareholders may unilaterally alter or impair any Option previously granted under the 2002 Plan without the consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

     The grant or exercise of an ISO generally will not result in taxable income to the optionee. However, the amount by which the fair market value of the shares of Common Stock at the time of the exercise of an ISO exceeds the exercise price will be included in determining the optionee's alternative minimum tax under the Code. Generally, if shares acquired upon the exercise of an ISO are sold more than two years from the date of grant of the ISO and more than one year from the date of exercise, the amount, if any, by which the sale price of such shares exceeds the exercise price will qualify as a long-term capital gain and will be subject to ordinary income tax rates. If those holding periods are satisfied, no deduction will be available to the Company upon the sale of shares acquired through the exercise of an ISO. If the optionee disposes of the shares before expiration of those holding periods, the optionee will realize at the time of such disposition taxable ordinary income equal to the lesser of (i) the excess of the shares' fair market value on the date of exercise over the exercise price or (ii) the optionee's actual gain, if any, on the purchase and sale.

     The grant of a NQSO generally will not result in taxable income to the optionee. However, upon exercise of a NQSO, the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price generally will constitute ordinary taxable income to the optionee. In the event of a subsequent sale of shares acquired upon exercise of a NQSO, the amount, if any, by which the sale price of such shares after the date of exercise of the NQSO exceeds the exercise price of the NQSO will generally qualify as a capital gain. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee, provided any federal income tax withholding requirements are satisfied.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE 2002 STOCK OPTION PLAN.

                   PROPOSAL THREE -- INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has appointed the accounting firm of PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent accountants for the current fiscal year ending December 31, 2002. The firm has served in that capacity for the Company's past 14 fiscal years. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company's Board of Directors of PwC to serve as the Company's independent public accountants for the current fiscal year unless that firm's engagement is terminated by the Audit Committee of the Board of Directors. A majority vote is required for ratification. A representative of PwC may be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he or she desires to do so.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors, which currently consists of C. Raymond Larkin, Jr., Thomas P. Cooper, M.D. and Risa J. Lavizzo-Mourey, M.D., is governed by its charter, a copy of which was attached as Appendix A to the Proxy Statement relating to the Company's 2001 Annual Meeting of Shareholders. All the members of the Audit Committee are "independent" as defined in the listing standards of the New York Stock Exchange, which means that they have no relationship to the Company that may interfere with the exercise of their independence from management of the Company.

     The Audit Committee reviewed and discussed the Company's audited financial statements for the year ended December 31, 2001 with management of the Company and its independent auditing firm, PwC. In that connection, the Audit Committee discussed with PwC the matters required to be discussed by Statement of Accounting Standards No. 61, as amended ("SAS 61"). SAS 61 requires an auditor to communicate certain matters relating to the conduct of an audit to the Audit Committee, including: (i) methods used to account for significant unusual transactions; (ii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; (iv) any disagreements with management regarding the application of accounting principles, the basis for management's accounting estimates, the disclosures in the financial statements and the wording of the auditor's report; (v) the auditor's judgments about the quality, and not just the acceptability, of the Company's accounting principles as applied in its financial reporting; and (vi) the consistency of application of the accounting principles and underlying estimates and the clarity, consistency and completeness of the accounting information contained in the financial statements, including items that have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information.

     In addition, the Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 ("ISB 1") and discussed PwC's independence with PwC. Pursuant to ISB 1, PwC (i) disclosed to the Audit Committee all relationships between PwC and its related entities that in PwC's professional judgment may reasonably be thought to bear on independence, and (ii) confirmed in the letter that, in its professional judgment, it is independent of the Company.

     Based on the above-referenced review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          Audit Committee of the Board of
                                          Directors:

                                          C. Raymond Larkin, Chairman
                                          Thomas P. Cooper, M.D.
                                          Riza J. Lavizzo-Mourey, M.D.

AUDIT AND NON-AUDIT FEES

     The total fee billed for professional services rendered and out of pocket expenses incurred by PwC for the audit of the Company's financial statements for the year ended December 30, 2001 and the reviews of the Company's financial statements included in its Quarterly Reports on Form 10-Q during 2001 was approximately $483,000. PwC received no financial information systems design and implementation fees for information technology services rendered during the year. In addition, PwC received approximately $403,000 of fees for all other non-audit services, primarily for tax-related services rendered by PwC during 2001. The Audit Committee considered whether the provision of other non-audit services to the Company is compatible with maintaining PwC's independence.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned as of April 16, 2002 by: (i) each person known by Hanger to be the beneficial owner of 5% or more of such class of securities, (ii) each director and nominee for director of Hanger, (iii) each of the above-listed officers and (iv) all directors, nominees and officers of Hanger as a group.

                                                                 NUMBER OF        PERCENT OF
DIRECTORS, OFFICERS AND 5%                                       SHARES OF        OUTSTANDING
STOCKHOLDERS                                                  COMMON STOCK(1)   COMMON STOCK(1)
--------------------------                                    ---------------   ---------------
J.P. Morgan Partners, LLC(2)................................     4,904,689           19.1%
Oracle Investment Management, Inc.(3).......................     1,789,200            7.0
Dimensional Fund Advisors(4)................................     1,406,500            5.5
Lord Abbett(5)..............................................     1,264,776            4.9
Harris Associates L.P.(6)...................................     1,199,100            4.7
BNP Paribas(7)..............................................       735,615            2.9
Mitchell J. Blutt, M.D.(8)..................................            --             --
Edmond E. Charrette, M.D.(9)................................        42,500            0.2
Thomas P. Cooper, M.D.(10)..................................        39,000            0.2
Robert J. Glaser, M.D.(11)..................................        38,500            0.1
Eric Green..................................................            --             --
C. Raymond Larkin, Jr.(12)..................................         3,750              *
Risa J. Lavizzo-Mourey, M.D.(13)............................        51,600            0.2
Ivan R. Sabel, CPO(14)......................................       503,431            2.0
H.E. Thranhardt, CPO(15)....................................       336,182            1.3
Thomas F. Kirk(16)..........................................        14,000            0.1
Ron May(17).................................................        29,835            0.1
George E. McHenry(18).......................................            --             --
Richmond L. Taylor(19)......................................        98,334            0.4
All directors, nominees and officers as a group (13
  Persons)(20)..............................................     1,157,132            4.5

---------------

  * Less than 0.1 percent.

 (1) Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

 (2) Includes 360,001 shares of non-voting Common Stock subject to exercisable warrants to purchase such shares from the Company and 3,678,073 shares of non-voting Common Stock into which the Redeemable Preferred Stock held by J.P. Morgan Partners, LLC ("JPM") is convertible. Reference is made to note
     (8) below for information relating to two current members of the Board of Directors of the Company who are affiliated with JPM. The address of JPM is 1221 Avenue of the Americas, New York, New York 10020.

 (3) The address of Oracle Investment Management, Inc. is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

 (4) The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

 (5) The address of Lord Abbett & Co. is 90 Hudson Street, Jersey Street, N.J. 07302.

 (6) The address of Harris Associates L.P. is Two North La Salle Street, Suite 500, Chicago, IL 60602.

 (7) Includes 735,615 of non-voting Common Stock into which the Redeemable Preferred Stock held by BNP Paribas is convertible. The address of BNP Paribas is 787 Seventh Avenue, New York, NY 10019.

 (8) Does not include the shares reported above as owned by JPM. Dr. Blutt is an Executive Partner and Eric Green is a partner of JPM. They disclaim beneficial ownership of the shares beneficially owned by JPM, except to the extent of their pecuniary interest therein.

 (9) Includes 17,500 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

(10) Includes 32,500 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

(11) Includes 37,500 shares subject to exercisable options to purchase shares from the Company and excludes 12,500 shares subject to unvested options that have not yet become exercisable.

(12) Includes 3,750 shares subject to exercisable options to purchase shares from the Company and excludes 21,250 shares subject to unvested options that have not yet become exercisable.

(13) Includes 7,500 shares subject to exercisable options to purchase shares from the Company and excludes 17,500 shares subject to unvested options that have not yet become exercisable.

(14) Includes 358,750 shares subject to exercisable options to purchase shares from the Company and excludes 250,000 shares subject to unvested options that have not yet become exercisable.

(15) Consists of 230,734 shares owned directly by Mr. Thranhardt, 12,500 shares subject to exercisable options to purchase shares from the Company, 35,543 shares owned indirectly by him as trustee for members of his family, and 57,405 shares owned indirectly by him as general partner of a family partnership; does not include 17,500 shares subject to unvested options that have not yet become exercisable.

(16) Excludes 350,000 shares subject to unvested options that have not yet become exercisable.

(17) Includes 29,835 shares subject to exercisable options to purchase shares from the Company, and excludes 22,499 shares subject to unvested options that have not yet become exercisable.

(18) Excludes 75,000 shares subject to unvested options that have not yet become exercisable.

(19) Includes 98,334 shares subject to exercisable options to purchase shares from the Company and excludes 145,000 shares subject to unvested options that have not yet become exercisable.

(20) Includes a total of 748,169 shares subject to exercisable options held by directors and the above listed officers of the Company to purchase shares from the Company and excludes a total of 936,249 shares subject to unvested options held by such persons that have not yet become exercisable.

                            STOCK PERFORMANCE CHART

     The following chart compares the Company's cumulative total stockholder return with the S&P 500 Index, a performance indicator of the overall stock market, and Company-determined peer group index.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)(2)
              AMONG HANGER ORTHOPEDIC GROUP, INC., S&P 500 INDEX &
[STOCK PERFORMANCE GRAPH]     PEER GROUP INDEX(3)

                                                    HANGER ORTHOPEDIC
                                                   GROUP, INC. COMMON
                                                          STOCK                   S&P 500 INDEX             PEER GROUP INDEX
                                                   ------------------             -------------             ----------------
1996                                                     100.00                      100.00                      100.00
1997                                                     198.08                      133.36                      138.56
1998                                                     346.15                      171.47                       89.43
1999                                                     153.84                      207.56                       38.67
2000                                                      20.19                      188.66                       89.71
2001                                                      92.31                      166.24                       87.15

---------------

Assumes $100 invested on January 1, 1996.

     (1) Total return assumes reinvestment of dividends and based on market capitalization.

     (2) Fiscal year ending December 31.

     (3) The six issuers of common stock included in the peer group index are American Homepatient, Inc., US Oncology, Inc., Healthsouth Corporation, Orthodontic Centers of America, Inc., Renal Care Group, Inc. and Total Renal Care Holdings, Inc.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes of Beneficial Ownership of Securities on Form 4 are required to be filed by the tenth day of the month following the month during which the change in beneficial ownership of securities occurred. The Company believes that all reports of securities ownership and changes in such ownership required to be filed during 2001 were timely filed.

                        YEAR 2003 STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 2003 Annual Meeting, which presently is expected to be held in May 2003, must be received by the Secretary of the Company, Two Bethesda Metro

Center, Suite 1200, Bethesda, Maryland 20814, no later than December 31, 2002 (i.e., at least 120 days prior to the expected date of the mailing of the proxy statement), in order for them to be considered for inclusion in the 2003 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year's Annual Meeting, but not desiring to have such proposal included in next year's Proxy Statement relating to that meeting, should submit such proposal to the Company by March 17, 2003 (i.e., at least 45 days prior to the expected date of the mailing of the Proxy Statement). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the Proxy Statement.

                                 OTHER MATTERS

     Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

                                          By Order of the Board of Directors
                                          HANGER ORTHOPEDIC GROUP, INC.

                                          /s/ Glenn Lohrmann

                                          Glenn Lohrmann
                                          Secretary

April 30, 2002

                                                                       EXHIBIT A

                         HANGER ORTHOPEDIC GROUP, INC.

                             2002 STOCK OPTION PLAN

     1. Purpose. The purpose of the 2002 Stock Option Plan (the "Plan") of Hanger Orthopedic Group, Inc. (the "Company") is to make shares of the common stock, $.01 par value per share (the "Stock"), of the Company available for purchase by selected officers and key employees of the Company or subsidiaries of the Company, upon terms which will give them an added incentive to continue service with the Company and a more direct interest in the future success of its operations. The options granted hereunder shall either be incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NQSOs"). ISOs and NQSOs collectively are referred to hereinafter as "Options."

     2. Administration.

     (a) The Compensation Committee. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") composed of not less than three directors of the Company, who shall be appointed by and serve at the pleasure of the Board. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee. Each member of the Committee shall be ineligible to be granted Options under the Plan and shall otherwise be a "disinterested person" within the meaning of Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934, as amended. The Committee shall keep minutes of its meetings.

     (b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and power to determine the employees to whom Options shall be granted, the number of shares of Stock to be included in each Option, the price at which the shares of Stock included therein may be purchased, the Option period and time(s) and manner of exercise and whether the Option shall be an ISO or a NQSO. All decisions of the Committee may be reviewed by the Board and modified or overruled within 10 days after the date of the Committee's decision; provided, however, that the Board shall have no power to modify or overrule a decision of the Committee with respect to the grant of an Option once the Committee has made a grant of such Option pursuant to the Plan. Nothing contained in the Plan shall be construed to give any employee the right to be granted an Option to purchase Stock or to insist upon the inclusion of any term or condition in any Option which may be granted, except such as may be authorized by the Committee. The Committee shall have the authority and power to adopt such rules and regulations and to take such action as it shall consider advisable for the administration of the Plan. The Committee shall have the authority and power to construe, interpret and administer the Plan, and the decisions of the Committee shall be final and binding upon the Company, its employees, Option holders and all other persons. No member of the Committee shall incur any liability by reason of any action or determination made in good faith with respect to the Plan or any Option.

     3. Participation.

     (a) Eligible Employees. Selected officers and key employees of the Company or subsidiaries of the Company who are, in the sole opinion of the Committee, from time to time primarily responsible for the management of, or in a position to contribute materially to the growth and financial success of the Company and its subsidiaries (including employees who are members of the Board) shall be eligible to receive Options to purchase Stock under the Plan; provided, however, that no member of the Committee may be granted Options under the Plan. From such eligible employees, the Committee shall from time to time choose those to whom Options shall be granted. The Committee shall determine the number of shares of Stock subject to each such Option, whether the Option is an ISO or NQSO, and the terms and provisions of the Option agreements. An employee who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.

     (b) Limitations.

          (i) Except as permitted below, no ISO may be granted under the Plan to any employee who, immediately before the granting of such ISO, owns directly or indirectly Stock possessing more than 10 percent of the total combined voting power or value of all classes of capital stock of the Company. An ISO may be granted to an employee in excess of the 10 percent limit if such ISO has an exercise price of at least 110 percent of the fair market value of the Stock subject to such ISO on the date of grant and if such ISO by its terms is not exercisable after the expiration of five years from the date such ISO is granted.

          (ii) The aggregate fair market value (determined as of the time an ISO is granted) of the Stock for which any employee may be granted ISOs in any calendar year (under this Plan and all other incentive stock option plans of the employer corporation and its parent and subsidiary corporations, if any) may exceed $100,000; provided, however, that the amount (valued at the time of grant) of an ISO that vests in any one calendar year may not exceed $100,000.

     4. Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement ("Option Agreement"), which shall be entered into by the Company and the employee to whom the Option is granted (the "Option Holder"), and which shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Committee may consider appropriate in each case.

     (a) Price. The price at which each share of Stock covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the Option Agreement. In no event shall the price be less than 100 percent of the Fair Market Value of the Stock on the date the Option is granted. "Fair Market Value" means (i) if the Stock is listed on a national securities exchange, the last sale price of the Stock as reported by the consolidated tape of such exchange on the date of grant of the Option, or, if there is no Stock transaction on such date, on the immediately preceding date on which there is a Stock transaction; (ii) if the Stock is included in the NASDAQ National Market System, the last sale price of the Stock as reported thereby on the date of grant of the Option or, if there is no Stock transaction on such date, on the immediately preceding date on which there is a Stock transaction; or (iii) if the Stock is not listed on a national securities exchange or included in the NASDAQ National Market System, the mean of the highest and lowest bid prices for the Stock in the over-the-counter market on the date of grant of the Option or the value determined to be fair and reasonable by the Committee.

     (b) Duration of Options. Each Option Agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder. Such period must end, in all cases, not more than 10 years from the date such Option is granted. An ISO shall be treated as outstanding until it is exercised in full or expires by reason of time.

     (c) Transferability. Each Option Agreement shall provide that the Option granted therein is not transferable by the Option Holder except by will or pursuant to the laws of descent and distribution and that such Option is exercisable during the Option Holder's lifetime only by such Option Holder.

     (d) Nature and Exercise of, and Payment for, Option. Each Option Agreement shall specify whether the Option is an ISO or NQSO and shall provide that the method for exercising the Option granted therein shall be by delivery to the Company of written notice specifying the number of shares of Stock with respect to which such Option is exercised. If requested by the Company, such notice shall contain the Option Holder's representation that he is purchasing the Stock for investment purposes only and his agreement not to sell any Stock so purchased in any manner which is in violation of the Securities Act of 1933, as amended, or any applicable state law. Such restrictions, or notice thereof, shall be placed on the certificates representing the Stock so purchased. The purchase of such Stock shall take place at the principal offices of the Company within 20 days following delivery of such notice. The purchase price of Stock upon exercise of any Option shall be paid in full (a) in cash, (b) in Stock valued at its Fair Market Value on the date of exercise of the Option, or (c) by a combination of (a) and (b), in the manner provided in the Option Agreement. Certificates for such shares of Stock tendered in payment shall be in a form for good delivery and, if the certificates were issued pursuant to the exercise of an ISO, the Option Holder must have held the tendered shares for at least one year.

     (e) Date of Grant. An Option shall be considered as having been granted on the date the Committee decides to grant the Option.

     (f) Notice of Sale of Stock; Withholding. Each Option Agreement shall provide (i) that the Option Holder shall notify the Company in writing if Stock acquired under an ISO is "disposed of" within the meaning of Section 422A of the Code within two years after the date of the grant of the ISO or within one year after the transfer of such Stock to the Option Holder; and (ii) that if the Option Holder does "dispose of" Stock within such period, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Sections 3102 and 3402 of the Code and applicable state income tax laws.

     5. The Stock. The total number of shares of Stock as to which Options may be granted under this Plan shall not exceed 1,500,000 in the aggregate, except as such number of shares shall be adjusted in accordance with the provisions of
Section 6 hereof. If any outstanding Option under the Plan shall expire or be terminated for any reason before the end of the 10-year period during which Options may be granted hereunder, the shares of Stock allocable to the unexercised portion of such Option may again be included in an Option under the Plan. The Company shall at all times retain as authorized and unissued Stock at least the number of shares from time to time included in outstanding Options, or otherwise assure itself of its ability to perform its obligations thereunder.

     6. Adjustments.

     (a) Adjustments by Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock, or change in any way the rights and privileges of such shares, by means of the payment of a Stock dividend or the making of any other distribution upon such shares payable in Stock, or through a Stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving the Stock, then the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and non-assessable at the time of such occurrence: (i) the shares of Stock on which Options may be granted under the Plan; (ii) the maximum number of shares of Stock with respect to which an employee may receive an Option hereunder; and (iii) the shares of Stock then included in each outstanding Option granted hereunder.

     (b) Dividend Payable in Stock of Another Corporation, Etc. If the Company shall at any time pay or make any dividend or other distribution upon the Stock payable in securities or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to each Option Holder then holding an Option hereunder upon exercise thereof.

     (c) Apportionment of Price. Upon any occurrence described in the preceding subsections (a) and (b) of this Section 6, the total Option price under any then outstanding Option shall remain unchanged but shall be apportioned ratably over the increased or decreased number or changed kinds of securities or other property subject to the Option.

     (d) Rights to Subscribe. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be added to the number of shares then underlying each outstanding Option the Stock or other securities which the Option Holder would have been entitled to subscribe for if immediately prior to such grant the Option Holder had exercised his entire Option, and the Option price shall be increased by the amount which would have been payable by the Option Holder for such Stock or other securities.

     (e) Determination by the Committee, Etc. Adjustments under this Section 6 shall be made by the Committee, whose determinations with regard thereto shall be final and binding. No fractional shares of Stock shall be issued on account of any such adjustment.

     7. Merger, Consolidation, Etc.

     (a) Effect of Transaction. Upon the occurrence of any of the following events, if the notice required by Section 7(b) hereof shall have first been given, this Plan and all Options then outstanding under it shall automatically terminate and be of no further force and effect whatsoever, without the necessity for any additional notice or other action by the Committee, the Board or the Company: (i) the merger, consolidation or liquidation of the Company or the acquisition of its assets or stock pursuant to a nontaxable reorganization, unless the surviving or acquiring corporation, as the case may be, shall assume the outstanding Options or substitute new options for them pursuant to Section 425(a) of the Code; (ii) the dissolution or liquidation of the Company; (iii) the appointment of a receiver for all or substantially all of the Company's assets or business; (iv) the appointment of a trustee for the Company after a petition has been filed for the Company's reorganization under applicable statutes; or (v) the sale, lease or exchange of all or substantially all of the Company's assets and business.

     (b) Notice of Such Occurrences. At least 30 days' prior written notice of any event described in Section 7(a) hereof, except the transactions described in subsections 7(a)(iii) and (iv) as to which no notice shall be required, shall be given by the Company to each Option Holder theretofore granted an Option under the Plan. The Option Holders so notified may exercise their Options at any time before the occurrence of the event requiring the giving of notice, regardless of whether all conditions of exercise relating to continuation of employment for specified periods of time have been satisfied. Such notice shall be deemed to have been given when delivered personally to an Option Holder or when mailed to an Option Holder by registered or certified mail, postage prepaid, at such Option Holder's last address known to the Company.

     8. Expiration. The Plan shall terminate whenever the Board adopts a resolution to that effect. If not sooner terminated under the preceding sentence hereof, the Plan shall wholly cease and expire 10 years from the effective date hereof. After termination, no Options shall be granted under the Plan, but the Company shall continue to recognize Options previously granted.

     9. General Provisions.

     (a) Amendments, Etc. The Board may from time to time amend, modify, suspend or terminate the Plan. Nevertheless, no such amendment, modification, suspension or termination shall (i) impair any Option theretofore granted under the Plan or deprive any Option Holder of any shares of Stock which he may have acquired through or as a result of the Plan, or (ii) be made without the approval of the shareholders of the Company where such change would (A) materially increase the benefits accruing to Option Holders under the Plan, (B) materially increase the total number of shares of Stock which may be issued under the Plan, or (C) materially modify the requirements as to eligibility for participation in the Plan.

     (b) Qualification under Internal Revenue Code. The Company intends that all ISOs granted under the Plan shall constitute incentive stock options within the meaning of Section 422A of the Code and the Plan shall be construed and administered in order to effect such intention.

     (c) Treatment of Proceeds. Proceeds from the sale of Stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

     (d) Effective Date. The Plan shall become effective as of the date of its approval by shareholders of the Company on May 30, 2002. ISOs previously granted under the Company's 1991 Stock Option Plan and outstanding as of the effective date of this Plan shall continue to be governed by the terms of the Option Agreements entered into in connection with such ISOs.

     (e) Paragraph Headings. The paragraph headings are included herein only for convenience and they shall have no effect on the interpretation of the Plan.

                                      PROXY

                          HANGER ORTHOPEDIC GROUP, INC.
                      TWO BETHESDA METRO CENTER, SUITE 1200
                            BETHESDA, MARYLAND 20814

                  This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of Hanger Orthopedic Group, Inc. (the "Company"), a Delaware corporation, on May 30, 2002, 10:00 a.m., local time.

                  The undersigned appoints Ivan R. Sabel and Thomas F. Kirk, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 30, 2002, or at any adjournment thereof, with all powers the undersigned would have if personally present.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING PROPOSALS:                     Please mark your votes as
                                                                                          indicated in this example
                                                                                          [X]

                                           MITCHELL J. BLUTT, M.D., EDMOND E. CHARRETTE, M.D., THOMAS P. COOPER, M.D.,
1.  To Elect Directors       WITHHOLD      ROBERT J. GLASER, M.D., ERIC GREEN, C. RAYMOND LARKIN, JR., RISA J. LAVIZZO-
    FOR all nominees         AUTHORITY     MOUREY, M.D., IVAN R. SABEL, CPO, AND H.E. THRANHARDT, CPO.
  Listed to the right     to vote for all
(except as marked to the     nominees      (INSTRUCTION:  TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
       contrary)             listed to     NOMINEE'S NAME ON THE SPACE PROVIDED BELOW).
          [ ]                the right
                                [ ]

2. Proposal to approve the Company's       3.  Proposal to ratify the selection of      4. In their discretion, the
2002 Stock Option Plan and the                 PricewaterhouseCoopers LLP as the           Proxies are authorized to vote
authorization of 1,500,000 shares the          Independent Accountants for the Company     upon such other business as
Company's Common Stock for issuance            for the current fiscal year.                properly may come before the
under that Plan.                                                                           meeting.

         FOR     AGAINST    ABSTAIN                FOR     AGAINST    ABSTAIN


                                                                                          Sign exactly as your name
                                                                                          appears hereon. When signing
                                                                                          in a representative or
                                                                                          fiduciary capacity, indicate
                                                                                          title. If shares are held
                                                                                          jointly, each holder should
                                                                                          sign.

                                                                                          Date              , 2002
                                                                                              --------------


                                                                                          ---------------------------

                                                                                          ---------------------------
                                                                                          Signature of Stockholder(s)


                                                                                          THE SHARES WILL BE VOTED AS
                                                                                          DIRECTED ABOVE, AND WITH
                                                                                          RESPECT TO OTHER MATTERS OF
                                                                                          BUSINESS PROPERLY BEFORE THE
                                                                                          MEETING AS THE PROXIES SHALL
                                                                                          DECIDE. IF NO DIRECTION IS
                                                                                          MADE, THIS PROXY WILL BE
                                                                                          VOTED FOR PROPOSALS 1, 2 AND
                                                                                          3.
